Exhibit 10.1

EXECUTION COPY

AMENDMENT NUMBER ONE

to the

Collateral Management Agreement

Dated as of April 2, 2007

between

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer,

and

CBRE REALTY FINANCE MANAGEMENT, LLC, as Collateral Manager

This AMENDMENT NUMBER ONE (this “Amendment”) is made this 12th day of December, 2008 between CBRE REALTY FINANCE CDO 2007-1, LTD., an exempted company incorporated under the laws of the Cayman Islands, as issuer (the “Issuer”) and CBRE REALTY FINANCE MANAGEMENT, LLC, a Delaware limited liability company, as collateral manager (“CBREM”).

RECITALS:

WHEREAS, the Issuer and CBREM are parties to that certain Collateral Management Agreement, dated as of April 2, 2007 (the “Original Collateral Management Agreement”), a copy of which is annexed hereto as Exhibit A;

WHEREAS, subject to the conditions set forth in the Original Collateral Management Agreement and prior to this Amendment becoming effective, CBREM will assign its rights and responsibilities under the Original Collateral Management Agreement to CBRE Realty Finance, Inc., a Maryland corporation (the “Parent”) pursuant to Section 13(b) therein;

WHEREAS, the parties hereto desire to amend the Original Collateral Management Agreement as provided herein;

WHEREAS, the Original Collateral Management Agreement permits the amendments contemplated herein upon satisfaction of the conditions provided in Section 20(d) therein, including, without limitation, satisfaction of the Rating Agency Condition;

NOW THEREFORE, in consideration of cash and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Defined Terms

Capitalized terms used and not defined herein shall have the meanings set forth in the Original Collateral Management Agreement or by reference therein to some other document.

2. Amendment

With effect from the period as provided in Section 3 hereof:

(a) Section 13(a) of the Original Collateral Management Agreement is hereby amended by removing the word “or” in the third to last sentence between “Notes;” and “(vi)”.

(b) Section 13(a) of the Original Collateral Management Agreement is hereby amended by adding the following text after the words “83.0% on any Measurement Date” in the third to last sentence:

“(vii) for so long as MBIA is the Controlling Class, the departure from the Collateral Manager or a successor thereof of (I) Ken Witkin or (II) any two individuals listed on Schedule I hereto; (viii) for so long as MBIA is the Controlling Class, the MBIA Controlling Class Par Value Test as set forth on Schedule II hereto is not met as of any Measurement Date; or (ix) for so long as MBIA is the Controlling Class, the Related Overcollateralization Test as set forth on Schedule II hereto is not met as of any Related Determination Date (as defined on Schedule II hereto); provided, that, the for “cause” events identified in clauses (vii), (viii) and (ix) above shall be exercisable solely by MBIA for so long as MBIA is the Controlling Class, and the Issuer shall at no time have the right to invoke such clauses as a basis for removing the Collateral Manager.”

(c) The Original Collateral Management Agreement is hereby amended by adding Schedule I and Schedule II, each attached hereto, to the end of the Original Collateral Management Agreement.

3. Conditions to Effectiveness of this Amendment. The amendments to the Original Collateral Management Agreement provided in Section 2 herein shall not become effective (and the Original Collateral Management Agreement shall remain in full force and effect) unless and until, on or before January 20, 2009, (a) CBREM enters into an agreement assigning its rights and responsibilities under the Original Collateral Management Agreement to the Parent and (b) the conditions to such assignment as set out in the Original Collateral Management Agreement, including, without limitation, as provided in Section 13(b) thereof, have been satisfied (the date upon which the conditions to effectiveness in this Section 3 have been satisfied, the “Amendment Date”).

4. Reporting.

(a) For so long as MBIA is the Controlling Class, the Collateral Manager shall cause the Trustee under the 2007-1 Indenture (as defined on Schedule II hereto) to calculate, compile and provide or make available on Trustee’s website initially located at www.cdotrustee.net to MBIA (any reports provided directly to MBIA shall be sent by electronic mail to: IPMCDOTrusteeReports@mbia.com), the Noteholders and the Collateral Manager, not later than the fifth Business Day after the first day of each month commencing on the Amendment Date, determined as of the last Business Day of the preceding month, a monthly report (the “Additional Monthly Report”). The Additional Monthly Report shall be in addition to the Monthly Report (as defined in the 2007-1

Indenture) and shall contain the following information: (i) the MBIA Controlling Class Par Value Ratio (as defined on Schedule II hereto) and a statement as to whether the MBIA Controlling Class Par Value Test (as defined on Schedule II hereto) is met; (ii) the Related Overcollateralization Ratio (as defined on Schedule II hereto) and a statement as to whether the Related Overcollateralization Test (as defined on Schedule II hereto) is met, it being understood and expressly agreed that any failure by the Collateral Manager to cause such information to be provided as described herein will result in the Related Overcollateralization Test (as defined on Schedule II hereto) to be deemed to have not been met; and (iii) the purchase price of each Collateral Interest purchased by the Issuer since the date of determination of the last Additional Monthly Report.

(b) For so long as MBIA is the Controlling Class, at the request of MBIA, the Collateral Manager shall cause the Trustee to promptly provide to MBIA (i) the purchase price of any Collateral Interest, as provided by the Collateral Manager and (ii) documentation evidencing the purchase price of such Collateral Interest, as provided by the Collateral Manager; provided, that, if the Trustee fails to promptly provide such information and documentation to MBIA, the Collateral Manager shall promptly cause such information and documentation to be provided to MBIA.

(c) For so long as MBIA is the Controlling Class, the Collateral Manager shall pay to the Trustee on each Payment Date, commencing after the Amendment Date, a sum of $6,000.00, payable in accordance with the Trustee’s instructions, for services rendered in connection with this Amendment.

(d) Prior to MBIA executing its consent to this Amendment, the Collateral Manager shall cause fully executed Requests and Acknowledgements, attached as Exhibits B-1 and B-2 hereto, to be delivered to MBIA.

5. Representations and Warranties of the Collateral Manager. The parties hereto hereby acknowledge that CBREM, as Collateral Manager, is not remaking the representation and warranties in Section 5 of the Original Collateral Management Agreement as of the Amendment Date.

6. No Other Waiver. The Original Collateral Management Agreement shall remain in full force and effect in accordance with its terms, without any waiver, amendment, or modification of any provision thereof, except as expressly amended hereby.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.

8. Counterparts. This Amendment may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on the day first written above.

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer		CBRE REALTY FINANCE MANAGEMENT, LLC, as Collateral Manager

By:	/s/ Carlos Farjallah	By:	/s/ Daniel Farr
Name:	Carlos Farjallah	Name:	Daniel Farr
Title:	Authorised Signatory	Title:	Managing Director

The undersigned, as of the date above, hereby consents to the modifications described above.

MBIA INSURANCE CORPORATION, as Controlling Class

By:	/s/ Edward Devito
Name:	Edward Devito
Title:	Director

EXECUTION COPY

SCHEDULE II

Capitalized terms used but not defined in this Schedule II shall have the meaning assigned to such terms in that certain Indenture, dated April 2, 2007, as amended by the First Supplemental Indenture dated as of May 31, 2007, and as further amended by the Second Supplemental Indenture dated as of June 20, 2007 (and as may be further amended, supplemented or modified from time to time, the “2007-1 Indenture”), by and among CBRE Realty Finance CDO 2007-1, Ltd., as issuer, CBRE Realty Finance CDO 2007-1, LLC, as co-issuer, CBRE Realty Finance, Inc., as advancing agent and Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary, Backup Advancing Agent and Notes Registrar.

The “MBIA Controlling Class Par Value Test” shall mean the test that will be met as of any Measurement Date on or after the Amendment Date on which any Class F Notes, Class G Notes or Class H Notes remain Outstanding if the MBIA Controlling Class Par Value Ratio on such Measurement Date is equal to or greater than 109.66%.

The “MBIA Controlling Class Par Value Ratio” shall mean as of any Measurement Date on and after the Amendment Date, the number (expressed as a percentage) calculated by dividing (a) the sum of the Net Outstanding Portfolio Balance (adjusted to account for the applicable Total Par Value Haircut Amount) and the Aggregate Class AR Undrawn Amount (without duplication) on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (including any Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest and Class H Capitalized Interest, as applicable) of the Class A Notes (assuming for purposes of this calculation that the Class AR Commitments are fully drawn), the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes and the amount of any unreimbursed Interest Advances.

The “Net Outstanding Portfolio Balance” shall mean, on any Measurement Date on and after the Amendment Date, the sum (without duplication) of:

(i) the Aggregate Principal Balance on such Measurement Date of the Collateral Interests (other than Defaulted Interests) less, in respect of any Collateral Interests purchased on or after the Amendment Date, the greater of (a) zero and (b) an amount equal to (I) the Aggregate Principal Balance on such Measurement Date of such Collateral Interests (other than Defaulted Interests) purchased on or after the Amendment Date minus (II) the purchase price paid by the Issuer for such Collateral Interests purchased on or after the Amendment Date;

(ii) the aggregate Principal Balance of all Principal Proceeds held as Cash and Eligible Investments, all Cash and Eligible Investments held in the Unused Proceeds Account that have not been designated as Interest Proceeds by the Collateral Manager with respect to the Effective Date and all Cash and Eligible Investments held in the Delayed Funding Obligations Account; and

(iii) with respect to each Defaulted Interest, the Calculation Amount of such Defaulted Interest.

The “Related Determination Date” shall have the meaning ascribed to the term “Determination Date” in that certain indenture, dated as of March 28, 2006, by and among CBRE Realty Finance CDO 2006-1, Ltd., CBRE Realty Finance CDO 2006-1, LLC and Bank of America, National Association, as successor by merger to LaSalle Bank National Association.

The “Related Overcollateralization Ratio” shall have the meaning ascribed to the term “Class G Overcollateralization Ratio” in that certain indenture, dated as of March 28, 2006, by and among CBRE Realty Finance CDO 2006-1, Ltd., CBRE Realty Finance CDO 2006-1, LLC and Bank of America, National Association, as successor by merger to LaSalle Bank National Association.

The “Related Overcollateralization Test” shall mean that the Related Overcollateralization Ratio is equal to or greater than the “Required Overcollateralization Ratio” listed opposite to the “Class G Overcollateralization Test” in the table under the term “Overcollateralization Tests” in that certain indenture, dated as of March 28, 2006, by and among CBRE Realty Finance CDO 2006-1, Ltd., CBRE Realty Finance CDO 2006-1, LLC and Bank of America, National Association, as successor by merger to LaSalle Bank National Association.